Exhibit 10.47
AMENDMENT TO ASSET PURCHASE AGREEMENT
     This amendment dated as of November 13, 2006 (this “Amendment”) by and between BIO-RAD LABORATORIES, INC., a Delaware corporation, with offices at 1000 Alfred Nobel Drive, Hercules, California 94547 (“Buyer”), and CIPHERGEN BIOSYSTEMS, INC., a Delaware corporation, with offices at 6611 Dumbarton Circle, Fremont, California 94555 (“Seller”).
RECITALS
     A. WHEREAS, Buyer and Seller entered into the Asset Purchase Agreement dated as of August 14, 2006 (the “Agreement”); and
     B. WHEREAS, Buyer and Seller desire to amend the Agreement upon the terms and subject to the conditions set forth herein.
AGREEMENT
     NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:
1.	The definition of “Ancillary Agreements” in Section 1.1 of the Agreement shall be deleted in its entirety and replaced with the following:

“Ancillary Agreements” shall mean the Indemnification Escrow Agreement, Sublease Agreement, Cross License Agreement, Transition Services Agreement, Stock Purchase Agreement, Manufacture and Supply Agreement, Sublicense Agreement and UK Letter, substantially in the forms attached hereto as Exhibits I, J, K, L, M, N, Q and R respectively.

2.	The following shall be inserted at the end of Section 2.1 of the Agreement and at the end of the first sentence of Section 4.5:

“ provided, however, that with respect to the MAS Agreements, as defined in Section 10.4(a), Seller will not transfer or assign such agreements to Buyer but instead will sublicense to Buyer certain rights granted to Seller under such agreements pursuant to the Sublicense Agreement, as defined in Section 3.2(k), and Seller shall continue to perform its obligations under such agreements, including without limitation its obligation to pay royalties.”

3.	The following shall be inserted at the end of Section 2.2 of the Agreement:

“; provided, however, that the MAS Agreements, as defined in Section 10.4(a), shall not be included in this Section 2.2.”

4.	The following shall be inserted at the end of Section 3.2 of the Agreement:

“(k) Sublicense. Buyer and Seller shall execute and deliver the sublicense agreement substantially in the form attached hereto as Exhibit Q (the “Sublicense Agreement”).

“(l) UK Letter. Buyer and Seller shall execute and deliver the letter in the form attached hereto as Exhibit R.”

5.	The following shall be inserted at the end of Section 10.4(a) of the Agreement:

“; or (vii) any Liability imposed upon or asserted against Buyer arising out of or relating to (1) any challenge to the validity or enforceability of the Sublicense Agreement or the assignment of any or all of the MAS Agreements to Buyer pursuant to Section 10.8 or the exercise by Buyer of any of its rights or the performance of its obligations under the Sublicense Agreement or any or all of the MAS Agreements, or (2) any claim that royalties due to Molecular Analytical Systems, Inc. (“MAS”) or related parties from Buyer under any or all of the MAS Agreements or the Sublicense Agreement should be based on revenues attributable to any business or assets other than the Business. The “MAS Agreements” shall mean any agreement between Seller and MAS, including that certain Exclusive License Agreement entered into on May 28, 2003 between Seller and MAS (the “Exclusive License Agreement”).”

6.	The following shall be inserted as a new Section 10.8 of the Agreement:

“10.8 Option to Receive Assignment. Buyer and Seller agree that Buyer shall have (i) an irrevocable option to amend or terminate the Sublicense Agreement and (ii) an irrevocable option to receive an assignment from Seller (substantially in the form attached hereto as Exhibit E) of any or all of the MAS Agreements for no additional consideration; provided, however that Buyer shall only have the option to terminate the Sublicense Agreement pursuant to clause (i) at such time as it receives the assignment referenced in clause (ii). In the event Buyer exercises its option to receive the assignment referenced in clause (ii), (a) Buyer shall thereafter pay royalties to MAS on its Adjusted Total Revenue (as defined in the Sublicense Agreement) on the terms and conditions set forth in the Exclusive License Agreement as an assignee thereof and (b) Seller shall pay royalties to MAS on its Adjusted Total Revenue in accordance with the terms of the Exclusive License Agreement as if Seller continued to be the licensee thereunder.”

7.	The following shall be inserted as a new Section 10.9 of the Agreement:

“10.9 Pre-Closing Employee Costs. The Parties agree that as soon as practicable after the Closing Date, Buyer shall pay the Rehired Employees their respective salaries and benefits accrued but unpaid from and including November 1, 2006 through the Closing Date, and Seller shall reimburse Buyer for fifty percent (50%) of any and all such costs immediately upon request by Buyer.”

8.	The following shall be inserted as a new Section 10.10 of the Agreement:

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“10.10. MAS200 Software License. As soon as practicable after the Closing, Seller shall seek consent from the licensor to assign or share the MAS200 software license for immediate use by Buyer as of the Closing Date. To the extent that Seller is unable to obtain consent to assign or share such license, Seller agrees to reimburse Buyer for the cost of licensing it directly from the licensor.”

9.	The following shall be inserted as a new Section 10.11 of the Agreement:

“10.11 Certain Biomarker Research Agreements. The Parties acknowledge and agree that the draft biomarker research agreements between Seller and each of Wyeth Pharmaceuticals and Merck & Co., Inc. involving the use of Seller’s biomarkers for Alzheimer’s Disease, including all related documents, will be transferred to Buyer, and Buyer shall directly enter into such agreements with such parties. In the event such agreements are fully executed, then Seller shall assign such agreements to Buyer. In connection therewith, Seller shall work with Buyer to allow for Buyer’s access to information regarding the relevant biomarkers, and Buyer shall provide the data generated therefrom to Buyer, all on terms to be negotiated in good faith as soon as practicable after the Closing.

10.	The following shall be inserted as a new Section 10.12 of the Agreement:

“10.12. Other Agreements. All agreements that Seller is currently negotiating, that relate to the Business and that Buyer agrees to accept, along with all related documents, shall be transferred to Buyer.”

11.	All other terms and conditions of the Agreement remain in full force and effect. This Amendment may be signed in counterparts, each of which shall be an original and all of which shall be read together as constituting a single document.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

CIPHERGEN BIOSYSTEMS, INC.		BIO-RAD LABORATORIES, INC.

By:	/s/ Debra Young	By:	/s/ Norman Schwartz
Name:	Debra Young	Name:	Norman Schwartz
Title:	CFO & VP of Finance	Title:	President

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